Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

October 27, 2014

Investor Contact:  Anita W. Wimmer

(336) 884-7698

STANLEY FURNITURE ANNOUNCES

ELECTION OF ADDITIONAL DIRECTOR

High Point, NC October 27, 2014/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) announced today that John D. “Ian” Lapey has been elected to its Board of Directors effective October 24, 2014.

Ian Lapey is a private investor and most recently a Partner with Third Avenue Management, a leading value-driven investment firm where he served in various capacities from 2001 to 2014.  From 1997 to 2001, Mr. Lapey was an equity analyst focusing on housing and furniture with Credit Suisse First Boston and Salomon Brothers. He began his professional career with Ernst & Young LLP. Mr. Lapey’s term as a director will end at the Company’s 2015 Annual Shareholders’ meeting at which he is expected to be nominated for reelection.

“Our Board of Directors has played an integral part in seeing our company through its transformation from domestic manufacturer to a company sourcing and marketing a brand with a rich heritage increasingly recognized around the world,” stated Glenn Prillaman, President and Chief Executive Officer. “We are pleased to add a new board member who is familiar with our company and has experience in the equity markets along with expertise in the housing and furniture markets.”

"I have been following Stanley for more than fifteen years and have great respect for the company and its management team. I am excited to be joining the Board of Directors and hope to contribute to significant long term growth in shareholder value," commented Mr. Lapey.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and logistics resource in the upscale segment of the wood residential market. Designs feature superior finish, styling and piece assortment supported by an overseas sourcing model. The company distributes its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.